Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of April 1, 2016, is between Mobileye, Inc., a technology company incorporated in the United States, whose address is 99 Jericho Turnpike, Suite 203, Jericho, New York 11753 (the “Company”), and Mr. Dan Galves, with the address set forth on the signature page hereto (“Executive”).

1.	Position and Responsibilities.

Executive’s employment with the Company will start on May 1, 2016 ("Start Date"), based on mutual agreement. Executive shall be employed by the Company to render services to the Company and to its parent company, Mobileye N.V. (the "Parent"), in the position of Chief Communications Officer, and in respect of his duties as such, shall report to the CEO of the Parent.

Executive shall perform such duties as are customary in the foregoing position, or as directed by the Company and the Parent. Executive shall abide by the rules and practices of the Company and the Parent, as adopted or modified from time to time in the sole discretion of the Parent's Board of Directors ("Board").

2.	Compensation and Benefits.

Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an annual salary of $250,000 (“Base Salary”). The Base Salary shall be paid on a bimonthly basis in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary and all other payments and entitlements under this Agreement or any applicable law shall be reduced by withholdings required by law. Executive’s Base Salary will be reviewed from time to time in accordance with the procedures of the Company.

Options. Subject to the approval of the Board, Executive shall be eligible to receive fifty seven thousand (57,000) options (“Options”). The Options will: (i) be granted based on the fair market value on the date of grant; (ii) a fifth of the granted options will vest at the end of each 12 month period over a five (5) year term from the date of grant; and (iii) be subject to the provisions of the Parent's 2014 Equity Incentive Plan.

Bonus. Should the Executive's performance during the first 2 (two) months of employment will meet Company's expectations and targets, as shall be set forth by the Company, the Executive will be entitled to a one-time bonus equal to $200,000 which shall be paid to the Executive in the form of Restricted Share Units ("RSUs"). It is clarified that (i) any such grant is subject to the sole discretion of the Board; (ii) the number of RSUs to be granted shall be calculated based on the share price on the date of grant and in accordance with the Executive performance; (iii) the Company has sole discretion to determine whether the Executive has met his targets; (iv) any such RSUs shall be immediately vested; and (v) the RSUs shall be subject to the provisions of the Parent's 2014 Equity Incentive Plan.

Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

Paid Time Off. Executive shall be entitled to 20 working days of paid time off ("PTO") in each calendar year, however unused PTO may not be carried forward PTO is unredeemable. PTO includes vacation days, sick days and any time taken for personal matters. PTO is earned on a pro-rated basis equal to 1.67 days per month.

Expenses. The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines, as they may be amended in the Company’s sole discretion.

3.	Limited Agreement Not To Compete.

 Executive undertakes that during the term of employment with the Company and for a period of 18 months thereafter: (i) Executive shall not engage, establish, open or in any manner whatsoever become involved, anywhere in the world, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below.

Executive confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets; provided, however, that Executive may own equity securities of a public company in an amount not to exceed 2% of the issued and outstanding equity securities of such company; (ii) Executive shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of his employment with the Company; and (iii) Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

 Executive acknowledges that in light of Executive’s position with the Company and in view of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company. Executive confirms that Executive has carefully reviewed the provisions of this Section, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Executive of entering into this undertaking.

 For purposes of this Agreement the Company is currently engaged in the business of designing and developing software and related technologies for camera-based Advanced Driver Assistance Systems, autonomous driving and mapping.

4.	Termination Obligations.

Transfer of Duties. The Executive’s employment with the Company is entirely voluntary for both parties and either party may conclude the employment at any time for any reason. This at-will employment relationship cannot be changed except in writing signed and approved by the Company. In any event of termination, Executive may be required by the Company to provide services to the Company

(including the transfer of his duties) for a period which will not be longer than 30 days following the date of notice of termination.

Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

5.	Resignation and Compensation.

Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

6.	Notice.

Any notice under this Agreement must be in writing and addressed to the Company at 99 Jericho Turnpike, Suite 203, Jericho, New York 11753 and to Executive at the address set forth on the signature page of this Agreement. Notices under this Agreement shall be effective upon (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

7.	No Conflict.

Executive represents and warrants that Executive’s execution of this Agreement, Executive’s continuing employment with the Company, and the performance of Executive’s duties under this Agreement does not and will not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

8.	Governing Law.

The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein.

9.	Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

10.	Authority.

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

11.	Entire Agreement.

This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

[Signature Page Follows]

Executive acknowledges and represents that Executive has had the opportunity to consult legal counsel concerning this Agreement, that Executive has read and understands this Agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive’s own judgment and not on any representations or promises other than those contained in this Agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Executive		Mobileye, INC.

By:	/s/ Dan Galves	By:	/s/ Ziv Aviram

Name: Ziv Aviram

Title: Director

Address: 99 Jericho Turnpike, Suite 203, Jericho, New York